Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT
First Amendment to Rights Agreement, dated as of September 6, 2016 (this "Amendment"), between Comstock Resources, Inc., a Nevada corporation (the "Company"), and American Stock Transfer & Trust Company, LLC, a stock transfer agent, as Rights Agent (the "Rights Agent"). Capitalized terms used but not defined herein shall have the meanings set forth in that certain Rights Agreement, dated as of October 1, 2015 (the "Agreement"), between the Company and the Rights Agent.
RECITALS
WHEREAS, pursuant to Section 26 of the Agreement, the Company may presently amend the Agreement at its sole and absolute discretion; and
WHEREAS, the Company desires to effect an amendment to the Agreement as further described herein.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
Section 1. Amendment to Section 7.1.  Clause (i) of Section 7.1 of the Agreement is hereby amended in its entirety to read:
"the Close of Business on September 6, 2016 (the "Final Expiration Date"),"
All references to the Final Expiration Date throughout the Agreement shall refer to the foregoing definition. In all other respects, the terms of the Agreement are hereby ratified and affirmed.
Section 2. Governing Law.  This Amendment shall be deemed to be a contract made under the internal laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
Section 3. Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
Section 4. Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the day and year first above written.
COMSTOCK RESOURCES, INC.

By:	/s/ ROLAND O. BURNS
Name: Roland O. Burns
Title: President and Chief Financial Officer

AMERICAN STOCK TRANSFER &
TRUST COMPANY, LLC, as Rights Agent

By:	/s/ PAULA CAROPPOLI
Name: Paula Caroppoli
Title: Senior Vice President